--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 8-K/A

                               Amendment No. 1 to

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               ----------------

               Date of Report (Date of earliest event reported):

                                 June 14, 2000

                               ----------------

                               SOFTWARE.COM, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                      000-26379                    77-0392373
(State or other jurisdiction    (Commission File Number)            (IRS Employer
     of incorporation)                                         Identification Number)

             525 ANACAPA STREET, SANTA BARBARA, CALIFORNIA   93101
          (Address of principal executive offices)         (Zip Code)

              Registrant's telephone number, including area code:

                                 (805) 882-2470

                                      N/A
         (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   This Current Report on Form 8-K/A amends Items 2 and 7 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2000.

ITEM 2.

   On June 14, 2000, Software.com, Inc. completed its acquisition of bCandid Corporation. BCandid was formed in early 1999 through the merger of two companies, ISPNews (a service related business) and Highwind Software, Inc. (a software developer). Immediately prior to the acquisition by Software.com, bCandid spun-off the service portion of its business. As a result, Software.com acquired the remaining business of bCandid representing its core software development operations. The financial statements filed under Item 7. herein represent those of bCandid Corporation as of and for the year ended December 31, 1999 and of Highwind Software, Inc., (the predecessor business to acquired entity) as of and for the year ended December 31, 1998. The unaudited proforma condensed consolidated financial statements reflect both the combination of Software.com and bCandid and the spin-off of the Company's service business as if both had occurred as of the beginning of the periods presented.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

 (a)  bCandid Corporation Financial Statements


      Report of Ernst & Young LLP, Independent Auditors...................     3
      Consolidated Balance Sheets as of December 31, 1999 and March 31,
       2000 (unaudited)...................................................     4
      Consolidated Statements of Operations for the Year Ended December
       31, 1999 and the Three Month Periods Ended March 31, 1999
       (unaudited) and March 31, 2000 (Unaudited).........................     5
      Consolidated Statements of Shareholder's Equity (Deficit) for the
       Year Ended December 31, 1999 and for Three Month Period Ended March
       31, 2000 (unaudited)...............................................     6
      Consolidated Statements of Cash Flows for the Year Ended December
       31, 1999 and the Three Month Periods Ended, March 31, 1999
       (unaudited) and March 31, 2000 (Unaudited).........................     7
      Consolidated Notes to Financial Statements..........................     8


 (b)  Highwind Corporation Financial Statements


      Report of KPMG LLP, Independent Auditors............................    15
      Balance Sheet as of December 31, 1998...............................    16
      Statement of Operations for the Year Ended December 31, 1998........    17
      Statement of Shareholder's Equity (Deficit) for the Year Ended
       December 31, 1998..................................................    18
      Statement of Cash Flows for the Year Ended December 31, 1998........    19
      Notes to Financial Statements.......................................    20


 (c)  Pro Forma Condensed Consolidated Financial Information


      Overview............................................................    22
      Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March
       31, 2000...........................................................    23
      Unaudited Pro Forma Condensed Consolidated Statements of Operations
       for the Year Ended December 31, 1999 and for the Three Month Period
       ended March 31, 2000...............................................    24
      Notes to Unaudited Pro Forma Condensed Consolidated Financial
       Information........................................................    26

 (d)  Exhibits

 23.1 Consent of Ernst & Young LLP, Independent Auditors.
 23.2 Consent of KPMG LLP, Independent Auditors

               Report of Ernst & Young LLP, Independent Auditors

Board of Directors
bCandid Corporation

   We have audited the accompanying consolidated balance sheet of bCandid Corporation as of December 31, 1999, and the related consolidated statement of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of bCandid Corporation at December 31, 1999, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

August 25, 2000
Woodland Hills, California
                              bCANDID CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                      December 31   March 31
                                                         1999         2000
                                                      -----------  -----------
                                                                   (Unaudited)
Assets
Current assets:
  Cash............................................... $ 1,751,000  $   696,000
  Accounts receivable (net of allowance for doubtful
   accounts of $28,000 and $29,000 respectively).....     988,000    1,830,000
  Prepaid and other..................................     417,000      334,000
                                                      -----------  -----------
    Total current assets.............................   3,156,000    2,860,000
Equipment and improvements, net......................   3,433,000    3,410,000
Goodwill, net........................................   1,527,000    1,145,000
Other assets.........................................      34,000       40,000
                                                      -----------  -----------
    Total assets..................................... $ 8,150,000  $ 7,455,000
                                                      ===========  ===========
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable................................... $ 1,010,000  $   736,000
  Convertible promissory notes.......................   2,725,000    2,725,000
  Current portion of line of credit..................     338,000      263,000
  Accrued liabilities................................     692,000      497,000
  Deferred revenue...................................   1,908,000    2,355,000
                                                      -----------  -----------
    Total current liabilities........................   6,673,000    6,576,000
Line of credit, long-term portion....................     549,000      549,000

Commitments

Shareholders' equity:
  Series A Preferred stock, $.001 par value:
    Authorized shares--5,000,000
    Issued and outstanding shares--2,000,000.........   3,998,000    3,998,000
  Common stock, $.001 par value:
    Authorized shares--20,000,000
    Issued and outstanding shares--6,685,591 and
     6,687,091, respectively.........................       7,000        7,000
  Additional paid in capital.........................   5,210,000    5,957,000
  Notes receivable for common stock..................  (1,038,000)  (1,038,000)
  Deferred compensation..............................          --     (742,000)
  Accumulated deficit................................  (7,249,000)  (7,852,000)
                                                      -----------  -----------
    Total shareholders' equity.......................     928,000      330,000
                                                      -----------  -----------
      Total liabilities and shareholders' equity..... $ 8,150,000  $ 7,455,000
                                                      ===========  ===========

                            See accompanying notes.

                              bCANDID CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Three months ended
                                           Year ended          March 31
                                           December 31  -----------------------
                                              1999         1999        2000
                                           -----------  ----------- -----------
                                                        (Unaudited) (Unaudited)
Net revenue............................... $ 3,802,000   $ 825,000  $ 1,673,000
Costs and expenses:
  Cost of revenues........................   2,675,000     202,000      868,000
  R&D expense.............................     972,000      85,000      518,000
  Selling, general and administrative.....   6,796,000     817,000    1,749,000
                                           -----------   ---------  -----------
Operating loss............................  (6,641,000)   (279,000)  (1,462,000)
Gain on sale of assets....................          --          --      848,000
Other income/(expense)....................     (41,000)     (6,000)      11,000
                                           -----------   ---------  -----------
Loss before taxes.........................  (6,682,000)   (285,000)    (603,000)
Provision for income taxes................          --          --           --
                                           -----------   ---------  -----------
Net loss.................................. $(6,682,000)  $(285,000) $  (603,000)
                                           ===========   =========  ===========


                            See accompanying notes.

                              bCANDID CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                         Notes
                       Preferred Stock      Common Stock   Additional Receivable
                     -------------------- ----------------  Paid-in   for Common     Deferred   Accumulated
                      Shares     Amount    Shares   Amount  Capital      Stock     Compensation   Deficit      Total
                     --------- ---------- --------- ------ ---------- -----------  ------------ -----------  ----------
Balance at January
 1, 1999............        --         -- 2,999,994 $3,000 $1,080,000          --          --   $  (567,000) $  516,000
 Issuance of
  preferred stock
  for cash.......... 1,900,000  3,798,000        --     --         --          --          --            --   3,798,000
 Conversion of notes
  payable to common
  stock.............   100,000    200,000        --     --         --          --          --            --     200,000
 Issuance of common
  stock for
  acquisition of
  Highwind..........        --         -- 2,004,627  2,000  2,003,000          --          --            --   2,005,000
 Issuance of common
  stock.............        --         -- 1,070,000  1,000  1,069,000          --          --            --   1,070,000
 Fair value of
  warrants issued to
  financial
  institution.......        --         --        --     --     20,000          --          --            --      20,000
 Common stock issued
  for note
  receivable........        --         --   610,970  1,000  1,038,000  (1,038,000)         --            --       1,000
 Net loss...........        --         --        --     --         --          --          --    (6,682,000) (6,682,000)
                     --------- ---------- --------- ------ ---------- -----------   ---------   -----------  ----------
Balance, December
 31, 1999........... 2,000,000  3,998,000 6,685,591  7,000  5,210,000  (1,038,000)         --    (7,249,000)    928,000
 Exercise of stock
  options
  (unaudited).......        --         --     1,500     --      2,000          --          --            --       2,000
 Deferred
  compensation
  (unaudited).......        --         --        --           745,000          --    (745,000)           --          --
 Amortization of
  deferred
  compensation
  (unaudited).......        --         --        --     --         --          --       3,000            --       3,000
 Net loss
  (unaudited).......        --         --        --     --         --          --          --      (603,000)   (603,000)
                     --------- ---------- --------- ------ ---------- -----------   ---------   -----------  ----------
Balance, March 31,
 2000 (unaudited)... 2,000,000 $3,998,000 6,687,091 $7,000 $5,957,000 $(1,038,000)  $(742,000)  $(7,852,000) $  330,000
                     ========= ========== ========= ====== ========== ===========   =========   ===========  ==========


                             See accompanying notes
                              bCANDID CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Three months ended
                                                             March 31
                                         December 31  ------------------------
                                            1999         1999         2000
                                         -----------  -----------  -----------
                                                      (Unaudited)  (Unaudited)
Operating activities
Net loss...............................  $(6,682,000) $  (285,000) $  (603,000)
Adjustments to reconcile net loss to
 net cash used in operating activities:
  Depreciation and amortization........    2,074,000      382,000      614,000
  Gain on sale of assets...............           --           --     (848,000)
  Changes in other operating assets and
   liabilities:
    Accounts receivable................     (608,000)    (337,000)    (842,000)
    Accounts payable and accrued
     liabilities.......................    1,592,000      216,000     (462,000)
    Accrued payroll and related........      391,000       (7,000)      76,000
    Deferred revenue...................    1,452,000      704,000      454,000
    Other..............................       38,000      (14,000)    (108,000)
                                         -----------  -----------  -----------
Net cash used in operating activities..   (1,743,000)     659,000   (1,719,000)
Investing activities
Capital expenditures...................   (3,655,000)    (123,000)    (239,000)
Cash paid to purchase HW...............   (1,007,000)  (1,007,000)          --
                                         -----------  -----------  -----------
Net cash used in investing activities..   (4,662,000)  (1,130,000)    (239,000)
Financing activities
Proceeds related to sale of assets.....           --           --    1,000,000
Promissory note........................    2,725,000           --           --
Proceeds related to the line of
 credit................................    1,106,000           --           --
Payments related to the line of
 credit................................     (637,000)          --     (100,000)
Common stock issuances/stock option
 exercises.............................    1,071,000    1,070,000        3,000
Preferred stock issuances..............    3,798,000           --           --
                                         -----------  -----------  -----------
                                           8,063,000    1,070,000      903,000
Net increase (decrease) in cash........    1,658,000      599,000   (1,055,000)
Cash at beginning of year..............       93,000       93,000    1,751,000
                                         -----------  -----------  -----------
Cash at end of year....................  $ 1,751,000  $   692,000  $   696,000
                                         ===========  ===========  ===========
Income tax paid........................  $        --  $        --  $     3,000
                                         ===========  ===========  ===========
Interest paid..........................  $    42,000  $     1,000  $    36,000
                                         ===========  ===========  ===========

                            See accompanying notes.

                              bCANDID CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (Information at March 31, 2000 and for the three months ended March 31, 2000 and March 31, 1999 is unaudited)

1. Summary of Significant Accounting Policies

 Business and Organization

   ISPNews, Inc. (ISPNews), a privately held company, was incorporated in Michigan in March of 1997. ISPNews is a service provider of usenet technologies solutions.

   Highwind Software, Inc. (Highwind), a privately held company, was incorporated in Massachusetts in July of 1996. Highwind is a market leader in providing carrier-class discussion server infrastructure software to service providers worldwide.

   On January 8, 1999, ISPNews and Highwind entered into an Agreement of Reorganization ("the Agreement") by which a newly formed company was incorporated in the state of Delaware under the name ISPNews--Highwind Inc. Pursuant to the terms of the Agreement, each share of issued and outstanding ISPNews common stock (12,109shares) was exchanged for 247.8 shares of ISPNews-- Highwind Inc. common stock (2,999,994 shares). Additionally, as a condition of closing the Agreement, ISPNews shareholders contributed $1,070,000 to ISPNews-- Highwind Inc. in return for 1,070,000 shares of common stock. ISPNews--Highwind Inc. also issued 2,004,677 shares of common stock , paid $1,007,000 in cash and issued a promissory note for $353,000 all to the sole shareholder of Highwind in exchange for 100% of the common stock of Highwind. For financial reporting purposes, the formation of ISPNews--Highwind Inc. was accounted for as the purchase by ISPNews of Highwind and accordingly, the excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill (see Note 2). The results of operations from January 1, 1999 through January 8, 1999, were not significant.

   In April of 1999, ISPNews--Highwind Inc. changed its name to bCandid Corporation ("bCandid" or the "Company").

 Basis of Presentation

   The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles. All significant intercompany balances and transactions have been eliminated.

 Interim Financial Statements

   The accompanying consolidated balance sheet as of March 31, 2000 the consolidated statements of operations and consolidated statement of cash flows for the three months ended March 31, 1999 and 2000, and the statement of shareholders' equity for the three months ended March 31, 2000, are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the three months ended March 31, 2000, are not necessarily indicative of operating results to be expected for the full fiscal year.

 Significant Customers and Concentration of Credit Risk

   The Company's customers are not concentrated in any geographic region. During the year ended December 31, 1999, the Company had no significant customers. At December 31, 1999, one customer accounted for 13% of accounts receivable. The Company routinely assesses the financial strength of significant customers but generally does not require collateral. The Company establishes an allowance for potential credit losses based on the credit risk for specific customers, historical trends and other information; such losses have been within management's expectations.

                              bCANDID CORPORATION

  (Information at March 31, 2000 and for the three months ended March 31, 2000 and March 31, 1999 is unaudited)


 Revenue Recognition

   In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 (SOP 97-2), which was amended by SOP 98-4 and SOP 98-9, "Software Revenue Recognition." These statements provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. This guidance is effective for the Company's transactions entered into subsequent to January 1, 1998. The application of certain provisions was deferred until fiscal years beginning on or after March 15, 1999. Final adoption of these provisions is not expected to have a material impact on the Company's financial condition or results of operations.

   The Company recognizes revenue from sales of products and software licenses upon shipment of the product or issuance of a software access key to the customer, provided that persuasive evidence of an agreement exists, the license fee is fixed and determinable, and collection of the fee is considered probable. Revenue from maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers and is recognized ratably over the maintenance period, principally one year. Training and other consulting services are recognized as the services are performed.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The company is required to adopt SAB 101 in the first quarter of fiscal 2001. Management does not expect the adoption of SAB 101 to have a material effect on the company's operations or financial position.

 Research and Development

   Pursuant to Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," development costs related to software products are expensed as incurred until the "technological feasibility" of the product has been established. Because of the relatively short time period between "technological feasibility" and product release, and the insignificant amount of costs incurred during such period, no software development costs have been capitalized.

 Cash Equivalents

   Cash equivalents consist of investments with original maturities of three months or less from the date of purchase.

 Equipment and Improvements

   Equipment and improvements are stated at cost. Depreciation is provided for by the straight-line method over the estimated useful lives ranging from 2-5 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease term.

 Advertising Costs

   Advertising costs are expensed as incurred. Advertising costs for the year ended December 31, 1999 amounted to $282,000.

 Accounting for Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), encourages but does not require that stock awards granted subsequent to December 31, 1994, be
                              bCANDID CORPORATION

  (Information at March 31, 2000 and for the three months ended March 31, 2000 and March 31, 1999 is unaudited)

recognized as compensation expense based on their fair value at the date of grant. Pursuant to SFAS 123, a company may elect to continue to account for stock awards using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), but must disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company continues to account for stock-based compensation under APB 25 and provides the pro forma footnote disclosures required under SFAS 123 (Note 8).

 Comprehensive Income

   Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

 Fair Value of Financial Instruments

   The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts receivable, accounts payable, and the line of credit approximate their fair values due to the short-term nature of these financial instruments.

 Impairment of Long-Lived Assets

   The Company assesses on an ongoing basis the recoverability of long-lived assets, based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flow estimates were less than net book value, net book value would then be reduced to fair value based on an estimate of discounted cash flow. The Company also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

2. Goodwill

   In connection with the purchase of Highwind by ISPNews in January 1999 (See
Note 1), the majority of the purchase price was allocated to goodwill as the net assets of Highwind on the date of acquisition had a nominal fair value. The goodwill of $3,054,000 is being amortized on a straight-line basis over 2 years and is reported net of accumulated amortization of $1,527,000 at December 31, 1999 and $1,909,000 at March 31, 2000.

                              bCANDID CORPORATION

  (Information at March 31, 2000 and for the three months ended March 31, 2000 and March 31, 1999 is unaudited)


3. Equipment and Improvements, net

   Equipment and improvements at December 31 consist of the following:

                                                       December 31, March 31,
                                                           1999        2000
                                                       ------------ ----------
     Furniture and fixtures...........................  $  249,000  $  327,000
     Office computer equipment........................     507,000     669,000
     Network/computer equipment.......................   2,549,000   2,438,000
     Leasehold improvements...........................     298,000     241,000
     Software.........................................     519,000     451,000
                                                        ----------  ----------
                                                         4,122,000   4,126,000
     Less accumulated depreciation and amortization...    (689,000)   (716,000)
                                                        ----------  ----------
                                                        $3,433,000  $3,410,000
                                                        ==========  ==========

4. Debt Obligations

 Convertible Promissory Notes and Warrants

   In November and December of 1999, the Company issued convertible promissory notes (the "Notes") for total proceeds of $2,725,000. The Notes bore interest at 6% and were payable, including accrued interest, on April 25, 2000. Under the terms of the Note agreements, if the Company was able to close the sale and issuance of shares in a second round of preferred stock financing by April 25, 2000, the outstanding principal and unpaid accrued interest on the Notes would automatically convert into shares of the second round preferred financing. The conversion price would be equal to the price per share paid by the investors purchasing such shares.

   As part of the Note agreements, the Company was also required to issue warrants to purchase Series A preferred shares to the holders of the Notes on the earlier of April 25, 2000 or the closing of a second round of preferred financing.

   The Company was unable to close the second round of preferred financing and on May 12, 2000, the principal and unpaid accrued interest was converted into 704,000 shares of the Company's common stock and the warrants were exercised for 82,000 shares of Series A preferred stock.

 Line of Credit

   The Company has an equipment line of credit at December 31, 1999 for maximum borrowings of $1,700,000 that expires August 2002. As of December 31, 1999, there was $887,000 outstanding under the line of credit and is collateralized by all assets of the Company. The line of credit agreement provides for interest at 9%. Minimum future payments under the line of credit are $404,000, $404,000 and 185,000 for 2000, 2001 and 2002, respectively.

5. Income Taxes

   Prior to the formation of bCandid in January of 1999, ISPNews and Highwind both had S corporation tax status for federal and state income tax purposes. For the year ended December 31, 1999, the Company changed its tax status to a taxable C corporation. In accordance with Financial Accounting Standards No. 109, the effect of the change in tax status resulted in the recognition of deferred tax assets and liabilities primarily related to
                              bCANDID CORPORATION

  (Information at March 31, 2000 and for the three months ended March 31, 2000 and March 31, 1999 is unaudited)

the current year net operating loss carryforward. However, the Company has placed a valuation allowance against these otherwise recognizable deferred tax assets due to the uncertainty of realizing the benefit of these favorable tax attributes in the future.

   At December 31, 1999, the Company's net operating loss carryforward was approximately $5,399,000, expiring 2019.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                                       1999
                                                                    -----------
     Deferred tax assets:
       Net operating loss carryforwards............................ $ 1,836,000
       Bad debt reserve............................................      10,000
                                                                    -----------
         Total deferred tax assets.................................   1,846,000
     Deferred tax liability:
       Depreciation and amortization...............................    (118,000)
     Less valuation reserve........................................  (1,728,000)
                                                                    -----------
         Net deferred taxes........................................ $        --
                                                                    ===========

6. Commitments

   The Company leases office space under an agreement expiring in 2001. The office lease requires payment of real estate taxes and maintenance in addition to the minimum rental payments.

   Minimum future rental payments under the noncancelable operating lease for the remaining lease term are as follows:

     2000.............................................................. $105,000
     2001..............................................................   44,000
                                                                        --------
                                                                        $149,000
                                                                        ========

   Total rent expense was $73,000 in 1999.

7. Shareholders' Equity

 Initial Issuance of Shares

   On January 8, 1999, the Company issued 2,999,994 shares for all of the issued and outstanding common stock of ISPNews. Additionally, the Company issued 1,070,000 shares for $1,070,000. In exchange for 100% of the common stock of Highwind common stock, the sole shareholder received 2,004,627 shares of the Company, $1,007,000, and Company's promissory note for $353,000. Approximately $61,000 was paid on the promissory note with the remaining $92,000 recorded as an adjustment to goodwill. The remaining $200,000 was converted into Series A convertible preferred stock.

                              bCANDID CORPORATION

  (Information at March 31, 2000 and for the three months ended March 31, 2000 and March 31, 1999 is unaudited)


 Series A Convertible Preferred Stock

   On April 8, 1999, the Company sold an aggregate of 1,900,000 shares of Series A convertible preferred stock ("Series A") at $2.00 per share, resulting in net proceeds of $3,798,000. Additionally, a note payable to shareholder in the amount of $200,000 was converted into 100,000 shares of Series A. The Series A may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. Each share of Series A is entitled to share equally with the holders of common shares as to dividends, if declared, and the preferred shareholders have the same voting rights (on an as-converted basis) as the common shareholders. In the event of liquidation, the preferred shareholders have preferential rights to liquidation payments.

 Warrants Issued

   In connection with entering into an equipment line of credit (see Note 4), the Company issued 25,500 and 12,750 warrants to purchase Series A convertible preferred stock at exercise prices of $2.00 and $1.00, respectively. The warrants are immediately exercisable and expire 10 years from the date of grant. The fair value of the warrants granted was determined to be approximately $20,000 using the minimum value option pricing model. In May 2000, the warrants were exercised.

 Common Stock Issued for Notes Receivable

   During December 1999, the Company issued 610,970 shares of common stock upon exercise of stock options in exchange for notes receivable of $1,038,000. The notes receivable are full recourse notes, bear interest at 6.02%, and are due on December 29, 2004, including accrued interest. The notes receivable were classified as a reduction of shareholders' equity.

8. Stock Options

   The 1999 Equity Incentive Plan provides for the granting of nonqualified and incentive stock options to directors, employees and consultants of the Company. The Board of Directors is authorized to administer the Plan and establish the stock option terms, including the grant price and vesting period. The plan allows for the grant of options for 1,500,000 shares of common stock. As of December 31, 1999, the Company had 123,000 shares of common stock available for future grant under its stock option plan

   Stock options typically vest over a four-year period and expire ten years from the date of grant. Vested incentive stock options are exercisable during continued employment or generally within 90 days of terminating employment. Vested nonqualified stock options are exercisable until expiration.

   The following table summarizes the Company's stock option activity:

                                                                      Weighted-
                                                                       Average
                                                Shares     Low  High    Price
                                               ---------  ----- ----- ---------
Options granted............................... 2,708,000  $1.00 $5.00   $2.17
Options forfeited.............................  (720,000)  1.00  5.00   $3.45
Options exercised.............................  (611,000)  1.70  1.70   $1.70
                                               ---------  ----- -----   -----
Outstanding at December 31, 1999.............. 1,377,000  $1.00 $5.00   $2.69
Options granted (unaudited)...................   674,000   1.70  4.00   $3.11
Options forfeited (unaudited).................  (724,000)  1.00  4.00   $1.66
Options exercised (unaudited).................    (2,000)  1.70  1.70   $1.70
                                               ---------  ----- -----   -----
Outstanding at March 31, 2000 (unaudited)..... 1,325,000  $1.00 $5.00   $2.99
                                               =========  ===== =====   =====

                              bCANDID CORPORATION

  (Information at March 31, 2000 and for the three months ended March 31, 2000 and March 31, 1999 is unaudited)


   As of December 31, 1999 and March 31, 2000, stock options to purchase common stock of 50,000 and 158,866, respectively, were exercisable. The weighted-average remaining contractual life of options outstanding was 9.08 years at December 31, 1999.

   In computing the impact of SFAS 123, a weighted average fair value of $.38 for 1999 stock option grants was estimated at the date of grant using the minimum value option pricing model with the following assumptions: risk-free interest rate of 5.88%, a weighted-average expected life of the options of 3 years and no assumed dividend yield.

   For purposes of pro forma disclosures, the estimated fair value of the options is expensed over the vesting period. If the Company elected to recognize compensation cost based on the fair value at the date of grant for options awarded under the Plan as prescribed by SFAS No. 123, the pro forma amounts of the Company's net loss for the years ended 1999 and 1998 would have been as follows:

                                                                    December 31
                                                                       1999
                                                                    -----------
     Net loss--as reported......................................... $6,682,000
     Net loss--pro forma........................................... $6,873,000

   The pro forma effect on net loss for 1999 is not representative of the pro forma effect on net income in future years because compensation expense in future years will reflect the amortization of a larger number of stock options granted in several succeeding years.

9. Subsequent Events

   In March 2000, the Company sold one of its product lines to an outside party for $1,000,000 proceeds which resulted in a gain of $848,000.

   In connection with the grant of certain stock options to purchase common stock to employees during March 2000, the Company recorded deferred compensation of $745,000 for the aggregate difference between the exercise prices of the options at their dates of grant and the fair value of the common stock. Such amount is being amortized over the vesting period of the related stock options. Amortization expense recognized for the three months ended March 31, 2000 was $3,000.

   On June 14, 2000, Software.com acquired all of the issued and outstanding capital stock of the Company and assumed all of the outstanding warrants and stock options in exchange for Software.com common stock valued at $65,400,000.

   Immediately prior to the acquisition of the Company by Software.com on June 14, 2000, bCandid spun-off its service portion of the business. As a result, Software.com acquired the remaining business of bCandid representing its core software development operations.

   The following unaudited pro forma information is presented as if the spin-off had occurred on January 1, 1999.

                                                                     Pro Forma
                                            bCandid                   BCandid
                                           December      ISPNews    December 31,
                                           31, 1999     Spin-off        1999
                                          -----------  -----------  ------------
     Revenues............................ $ 3,802,000  $   361,000   $3,441,000
     Net loss............................ $(6,682,000) $(6,243,000)  $ (439,000)

                          Independent Auditors' Report

The Board of Directors
bCandid Corporation:

   We have audited the accompanying balance sheet of HighWind Software, Inc. as of December 31, 1998, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HighWind Software, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                             KPMG LLP

Boulder, Colorado
March 31, 2000

                            HIGHWIND SOFTWARE, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                              Assets
Current assets:
  Cash and cash equivalents....................................... $    69,601
  Trade accounts receivable, net of allowance for doubtful
   accounts of $2,000.............................................     101,980
  Prepaid expenses and other......................................         362
                                                                   -----------
    Total current assets..........................................     171,943
Furniture, fixtures and equipment, net............................       4,640
Other assets......................................................       1,819
                                                                   -----------
    Total assets.................................................. $   178,402
                                                                   ===========
              Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable and accrued liabilities........................ $    48,556
  Deferred revenue................................................   1,216,172
                                                                   -----------
    Total liabilities.............................................   1,264,728
                                                                   -----------
Stockholders' deficit:
  Common stock, no par value, 1,000 shares authorized, issued and
   outstanding....................................................      11,000
  Accumulated deficit.............................................  (1,097,326)
                                                                   -----------
    Total stockholders' deficit...................................  (1,086,326)
                                                                   -----------
Commitment (note 3)

    Total liabilities and stockholders' deficit................... $   178,402
                                                                   ===========


                See accompanying notes to financial statements.

                            HIGHWIND SOFTWARE, INC.

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

Revenue............................................................. $1,028,665
Expenses:
  Salaries and benefits.............................................    549,922
  General and administrative........................................    166,484
  Sales and marketing...............................................     14,145
                                                                     ----------
    Earnings from operations........................................    298,114
Interest income, net................................................     12,989
                                                                     ----------
    Net earnings.................................................... $  311,103
                                                                     ==========
Pro forma information (unaudited):
  Historical net earnings........................................... $  311,103
  Pro forma adjustment for income tax expense.......................   (124,000)
                                                                     ----------
    Pro forma net earnings.......................................... $  187,103
                                                                     ==========


                See accompanying notes to financial statements.

                            HIGHWIND SOFTWARE, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                          YEAR ENDED DECEMBER 31, 1998

                                       Common stock                   Total
                                      -------------- Accumulated  stockholders'
                                      Shares Amount    deficit       deficit
                                      ------ ------- -----------  -------------
Balances at January 1, 1998.......... 1,000  $11,000 $  (212,765)  $  (201,765)
Distributions to stockholders........    --       --  (1,195,664)   (1,195,664)
Net earnings.........................    --       --     311,103       311,103
                                      -----  ------- -----------   -----------
Balances at December 31, 1998........ 1,000  $11,000 $(1,097,326)  $(1,086,326)
                                      =====  ======= ===========   ===========



                See accompanying notes to financial statements.

                            HIGHWIND SOFTWARE, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1998

Cash flows from operating activities:
  Net earnings................................................... $   311,103
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Depreciation and amortization................................      20,325
    Changes in operating assets and liabilities:
      Accounts receivable........................................     (83,270)
      Prepaid expenses and other assets..........................        (190)
      Accounts payable and accrued liabilities...................      18,981
      Deferred revenue...........................................     852,883
                                                                  -----------
        Net cash provided by operating activities................   1,119,832
                                                                  -----------
Cash flows from investing activities--purchase of furniture,
 fixtures and equipment..........................................     (19,050)
                                                                  -----------
Cash flows from financing activities--distributions to
 stockholders....................................................  (1,195,664)
                                                                  -----------
        Net decrease in cash and cash equivalents................     (94,882)
Cash and cash equivalents at beginning of year...................     164,483
                                                                  -----------
Cash and cash equivalents at end of year......................... $    69,601
                                                                  ===========



                See accompanying notes to financial statements.

                            HIGHWIND SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

(1) Business and Summary of Significant Accounting Policies

  (a) Business and Basis of Financial Statement Presentation

     Highwind Software, Inc., a Massachusetts corporation, (the Company) develops and markets software for enterprise-based internet discussions.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

  (b) Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all cash and investments with maturities of three months or less at the date of purchase to be cash equivalents.

  (c) Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are recorded at cost. Costs of maintenance and repairs are charged to operations as incurred. Depreciation is calculated using an accelerated method over the estimated useful lives of the assets, which range from 3 to 5 years.

  (d) Fair Value of Financial Instruments

     The Company's financial instruments consist primarily of cash and cash equivalents, trade accounts receivable, accounts payable, and accrued liabilities, which carrying values approximate fair values based on their short-term nature.

  (e) Impairment of Long-Lived Assets and Assets to be Disposed Of

     In accordance with Statement on Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used in operations is generally measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amounts of the assets exceed their fair values. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. No asset impairment was recognized in 1998.

  (f) Revenue Recognition

     In accordance with the provisions of Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), the Company recognizes software license revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable, based on the terms of the license agreement. In addition, SOP 97-2 requires that revenue recognized from software arrangements be allocated to each multiple element of the arrangement based on the relative fair values of

                            HIGHWIND SOFTWARE, INC.

                               DECEMBER 31, 1998

  each element. The Company generally sells software licenses with one year maintenance agreements. As the Company does not have objective evidence of the relative fair values of the software and maintenance, revenue for software sales is recognized over the one year maintenance period.

  (g) Income Taxes

     The Company has elected S Corporation status for income tax purposes and the results of operations of the Company are included in the individual income tax returns of the stockholders. Accordingly, no provision for income taxes has been included in the accompanying financial statements. However, pro forma information has been included in the accompanying statement of operations to reflect a pro forma adjustment for income tax expense as if the Company had been a separate taxable entity subject to federal and state income taxes for 1998.

(2) Furniture, Fixtures and Equipment

   Furniture, fixtures and equipment consist of the following at December 31, 1998:

     Office and computer equipment and purchased software............. $    147
     Furniture and fixtures...........................................   42,480
                                                                       --------
                                                                         42,627
     Less accumulated depreciation and amortization...................  (37,987)
                                                                       --------
                                                                       $  4,640
                                                                       ========

(3) Sale of Company

   On January 8, 1999, all of the outstanding common stock of the Company was acquired by bCandid Corporation.

                               SOFTWARE.COM, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                    OVERVIEW

   On June 14, 2000, Software.com, Inc. ("the Company") acquired bCandid Corporation, ("bCandid") a market leader in providing carrier-class discussion server infrastructure software to service providers worldwide. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon a valuation using a combination of methods, including an income approach for in-process research and development, core/alternative use technology and a covenant not to compete and a replacement cost approach for the value of the assembled workforce.

   The Company issued approximately 667,000 shares of Software.com common stock with a value of $65.4 million in exchange for all of the issued and outstanding capital stock of bCandid, as well as the assumption of all outstanding warrants and options to purchase shares of bCandid.

   The purchase price of the acquisition has been allocated to the assets and liabilities acquired based on their approximate fair market value. Approximately $1.7 million was allocated to tangible assets, representing the then net book value of such assets which approximated their fair values and the remainder was allocated to intangible assets, including $300,000 to covenant not to compete, $400,000 to assembled workforce, $600,000 to customer relations and $6.7 million to core/alternative use technology and $55.9 million to goodwill. In addition, the Company assumed approximately $2.2 million in current liabilities as part of the purchase. The Company recorded a one-time charge related to in-process research and development of $2 million at the date of acquisition. The acquired intangible assets and goodwill are being amortized over their estimated useful lives of two to four years.

   The accompanying unaudited pro forma combined condensed consolidated balance sheet gives effect to this consummated acquisition as if it had occurred on March 31, 2000, by consolidating the balance sheets of bCandid and the Company at March 31, 2000.

   The accompanying unaudited pro forma condensed consolidated statements of operations give effect to this consummated acquisition as if it had occurred on January 1, 1999, by consolidating the results of operations of the Company and bCandid for the year ended December 31, 1999 and the three months ended March 31, 2000.

   The accompanying pro forma schedules also reflect the disposition of the assets and liabilities related to the ISPNews portion of the bCandid business as this disposition occurred prior to the consummation of the acquisition of bCandid by the Company.

   The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

                               SOFTWARE.COM, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 2000

                                                                                                Pro forma
                                         bCandid                                                 combined
                          Software.com  March 31,    ISP News                                  Software.com
                           March 31,       2000      March 31,                  Proforma        March 31,
                          2000 Actual     Actual    2000 Actual    Subtotal    Adjustments         2000
                          ------------  ----------  -----------  ------------  -----------     ------------
         Assets
Current assets
  Cash and cash
   equivalents..........  $ 44,207,000  $  696,000  $   (45,000) $ 44,858,000          --      $ 44,858,000
  Short-term
   investments..........    30,276,000         --           --     30,276,000          --        30,276,000
  Accounts receivable,
   net..................    28,434,000   1,830,000          --     30,264,000          --        30,264,000
  Prepaid expenses and
   other current
   assets...............     1,618,000     334,000     (180,000)    1,772,000          --         1,772,000
                          ------------  ----------  -----------  ------------  -----------     ------------
   Total current
    assets..............   104,535,000   2,860,000     (225,000)  107,170,000          --       107,170,000
Property and equipment,
 net....................     6,515,000   3,410,000   (2,528,000)    7,397,000          --         7,397,000
Goodwill and other
 intangibles............     7,625,000   1,145,000          --      8,770,000   62,191,000 (1)   70,961,000
Deposits and other
 assets.................       547,000      40,000          --        587,000          --           587,000
                          ------------  ----------  -----------  ------------  -----------     ------------
   Total assets.........  $119,222,000  $7,455,000  $(2,753,000) $123,924,000  $62,191,000     $186,115,000
                          ============  ==========  ===========  ============  ===========     ============

    Liabilities and
  shareholders' equity
Current liabilities
  Current portion of
   long term debt.......           --      263,000          --        263,000          --           263,000
  Accounts payable......     4,598,000     736,000     (442,000)    4,892,000          --         4,892,000
  Accrued liabilities...     5,898,000     497,000     (302,000)    6,093,000          --         6,093,000
  Deferred revenue......    15,362,000   2,355,000          --     17,717,000          --        17,717,000
  Convertible promissory
   notes................           --    2,725,000   (1,793,000)      932,000          --           932,000
                          ------------  ----------  -----------  ------------  -----------     ------------
   Total current
    liabilities.........    25,858,000   6,576,000   (2,537,000)   29,897,000          --        29,897,000

Long term Liabilities
  LT Portion of -capital
   lease................           --      549,000     (330,000)      219,000          --           219,000
Shareholders' equity
  Common stock..........   126,101,000       7,000          --    126,108,000   65,393,000 (1)  191,501,000
  Preferred Stock.......           --    3,998,000          --      3,998,000   (3,998,000)(1)          --
  Notes receivable for
   stock................           --   (1,038,000)         --     (1,038,000)   1,038,000 (1)          --
  Additional paid in
   Capital..............           --    5,957,000      114,000     6,071,000   (6,071,000)(1)          --
  Deferred
   compensation.........    (1,520,000)   (742,000)         --     (2,262,000)     742,000 (1)   (1,520,000)
  Retained
   earnings/Accumulated
   (deficit)............   (31,217,000) (7,852,000)         --    (39,069,000)   5,852,000 (1)          --
                                                                                  (765,000)(1)  (33,982,000)
                          ------------  ----------  -----------  ------------  -----------     ------------
   Total shareholders'
    equity..............    93,364,000     330,000      114,000    93,808,000   62,191,000      155,999,000
                          ------------  ----------  -----------  ------------  -----------     ------------
   Total liabilities and
    shareholders'
    equity..............  $119,222,000  $7,455,000  $(2,753,000) $123,924,000  $62,191,000     $186,115,000
                          ============  ==========  ===========  ============  ===========     ============

                               SOFTWARE.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999

                                                      Spin-Off                                  Software.com
                          Software.com    bCandid     ISP News                  Pro forma         combined
                             Actual       Actual       Actual      Subtotal    Adjustments       Pro forma
                          ------------  -----------  ----------  ------------  ------------     ------------
Revenues:
  Software licenses.....  $ 26,847,000  $ 3,441,000  $      --   $ 30,288,000  $        --      $ 30,288,000
  Services..............    20,094,000      361,000    (361,000)   20,094,000           --        20,094,000
                          ------------  -----------  ----------  ------------  ------------     ------------
   Total revenues.......    46,941,000    3,802,000    (361,000)   50,382,000           --        50,382,000

Cost of Revenues:
  Software licenses.....     2,677,000          --          --      2,677,000           --         2,677,000
  Services..............    13,681,000    2,675,000  (2,308,000)   14,048,000           --        14,048,000
                          ------------  -----------  ----------  ------------  ------------     ------------
   Total cost of
    revenues............    16,358,000    2,675,000  (2,308,000)   16,725,000           --        16,725,000
                          ------------  -----------  ----------  ------------  ------------     ------------

Gross Profit............    30,583,000    1,127,000   1,947,000    33,657,000           --        33,657,000

Sales and marketing.....    19,686,000    3,422,000  (2,349,000)   20,759,000           --        20,759,000
Research and
 development............    15,910,000      972,000    (454,000)   16,428,000           --        16,428,000
General and
 administration.........     8,055,000    1,844,000  (1,584,000)    8,315,000                      8,315,000
Stock based
 compensation,
 acqusition related.....       125,000          --          --        125,000           --           125,000
Amortization of goodwill
 and purchased
 intangible assets......       329,000    1,530,000      76,000     1,935,000    21,300,000 (2)   23,235,000
Purchased in-process
 research and
 development............     3,210,000          --          --      3,210,000           --         3,210,000
Legal matter............      (200,000)         --          --       (200,000)          --          (200,000)
                          ------------  -----------  ----------  ------------  ------------     ------------
                            47,115,000    7,768,000  (4,311,000)   50,572,000    21,300,000       71,872,000
                          ------------  -----------  ----------  ------------  ------------     ------------
Income/(loss) from
 operations.............   (16,532,000)  (6,641,000)  6,258,000   (16,915,000)  (21,300,000)     (38,215,000)
Interest and other
 income (expense), net..     1,026,000      (41,000)    (15,000)      970,000           --           970,000
                          ------------  -----------  ----------  ------------  ------------     ------------
Income/(loss) before
 income taxes...........   (15,506,000)  (6,682,000)  6,243,000   (15,945,000)  (21,300,000)     (37,245,000)
Provision for income
 taxes..................       212,000          --          --        212,000           --           212,000
                          ------------  -----------  ----------  ------------  ------------     ------------
Net income/(loss).......   (15,718,000)  (6,682,000)  6,243,000   (16,157,000)  (21,300,000)     (37,457,000)
Accretion on redeemable
 convertible preferred
 stock..................      (403,000)         --          --       (403,000)          --          (403,000)
                          ------------  -----------  ----------  ------------  ------------     ------------
Net income/(loss).......  $(16,121,000) $(6,682,000) $6,243,000  $(16,560,000) $(21,300,000)    $(37,860,000)
                          ============  ===========  ==========  ============  ============     ============
Pro forma net loss per
 share--basic and
 diluted................  $      (0.45)                                                         $      (1.04)(3)


Pro forma weighted
 average share--basic
 and diluted............    35,754,000                                                            36,421,000 (3)

                               SOFTWARE.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 2000


                                                     Spin-Off                                Software.com
                          Software.com   bCandid     ISP News                 Pro forma        combined
                             Actual       Actual      Actual     Subtotal    Adjustments      Pro forma
                          ------------  ----------  ----------  -----------  -----------     ------------
Revenues:
  Software licenses.....  $13,437,000   $1,090,000  $      --   $14,527,000  $       --      $14,527,000
  Services..............    6,681,000      583,000    (232,000)   7,032,000          --        7,032,000
                          -----------   ----------  ----------  -----------  -----------     -----------
   Total revenues.......   20,118,000    1,673,000    (232,000)  21,559,000          --       21,559,000

Cost of Revenues:
  Software licenses.....      721,000          --          --       721,000          --          721,000
  Services..............    4,773,000      868,000    (616,000)   5,025,000          --        5,025,000
                          -----------   ----------  ----------  -----------  -----------     -----------
   Total cost of
    revenues............    5,494,000      868,000    (616,000)   5,746,000          --        5,746,000
                          -----------   ----------  ----------  -----------  -----------     -----------

Gross Profit............   14,624,000      805,000     384,000   15,813,000          --       15,813,000

Sales and marketing.....    7,367,000      687,000    (438,000)   7,616,000          --        7,616,000
Research and
 development............    5,771,000      519,000    (311,000)   5,979,000          --        5,979,000
General and
 administration.........    2,962,000      675,000    (417,000)   3,220,000          --        3,220,000
Stock based
 compensation,
 acquisition related....    2,064,000          --          --     2,064,000          --        2,064,000
Amortization of goodwill
 and purchased
 intangible assets......      423,000      401,000    (240,000)     584,000    5,325,000 (2)   5,909,000
                          -----------   ----------  ----------  -----------  -----------     -----------
                           18,587,000    2,282,000  (1,406,000)  19,463,000    5,325,000      24,788,000
                          -----------   ----------  ----------  -----------  -----------     -----------
Income/(loss) from
 operations.............   (3,963,000)  (1,477,000)  1,790,000   (3,650,000)  (5,325,000)     (8,975,000)
Interest and other
 income (expense), net..    1,129,000      859,000    (515,000)   1,473,000          --        1,473,000
                          -----------   ----------  ----------  -----------  -----------     -----------
Income/(loss) before
 income taxes...........   (2,834,000)    (618,000)  1,275,000   (2,177,000)  (5,325,000)     (7,502,000)
Provision for income
 taxes..................       34,000          --          --        34,000          --           34,000
                          -----------   ----------  ----------  -----------  -----------     -----------
Net income/(loss).......  $(2,868,000)  $ (618,000) $1,275,000  $(2,211,000) $(5,325,000)    $(7,536,000)
                          ===========   ==========  ==========  ===========  ===========     ===========


Pro forma net loss per
 share--basic and
 diluted................  $     (0.07)                                                       $     (0.17)(4)
Pro forma weighted
 average share--basic
 and diluted............   43,747,000                                                         44,414,000 (4)

                               SOFTWARE.COM, INC.

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   1) To record the stock issued to complete the bCandid Corporation acquisition and the allocation of the purchase price, including the in-process R&D charge of $2,000,000, assuming the allocation occurred as of March 31, 2000. Due to the operating results through the closing date of June 14, 2000, the actual amount of Goodwill recorded is different than the amount reflected above.

   2) To reflect the amortization of goodwill and intangibles resulting from the purchase of bCandid Corporation, which are being amortized over three years.

   3) Pro forma basic and diluted net loss per share of Software.com, Inc. for the year ended December 31, 1999 has been computed using the historical weighted average number of common shares outstanding of Software.com as adjusted to reflect the inclusion of actual shares issued in conjunction with the bCandid Corporation acquisition as if such shares were outstanding from January 1,1999. All potentially dilutive securities have been excluded from the calculation of Pro forma diluted net loss per share because their effect is anti-dilutive.

   4) Pro forma basic and diluted net loss per share of Software.com, Inc. for the three months ended March 31, 2000 has been computed using the historical weighted average number of common shares outstanding of Software.com as adjusted to reflect the inclusion of actual shares issued in conjunction with the bCandid Corporation acquisition as if such shares were outstanding from January 1, 2000. All potentially dilutive securities have been excluded from the calculation of Pro forma diluted net loss per share because their effect is anti-dilutive.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2000                    SOFTWARE.COM, INC.

                                                     /s/ Amy E. Staas
                                          _____________________________________
                                                       Amy E. Staas
                                               Vice President, Finance Chief
                                                     Financial Officer

                               INDEX TO EXHIBITS

 Exhibit
 Number                Description of Document
 -------               -----------------------
  23.1   Consent of Ernst & Young LLP, Independent Auditors.
  23.2   Consent of KPMG LLP, Independent Auditors